Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Wednesday, September 8, 2021

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Announces $1.5 Billion Share Repurchase Program

TULSA, Okla. – Williams’ (NYSE: WMB) board of directors has authorized a share repurchase program (the “Share Repurchase Program”) for the repurchase of up to $1.5 billion of the company’s outstanding common stock. The Share Repurchase Program is effective immediately.

“With a strong balance sheet and excess free cash flow, we are well positioned to execute on this attractive opportunity to invest in Williams,” said Williams President and CEO Alan Armstrong. “Consistent with our commitment to creating sustainable value for our shareholders, this program is part of a broader capital allocation strategy we are pursuing to maximize shareholder returns in the coming years.”

Under the share repurchase authorization, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The timing and amount of any shares of the company’s common stock that are repurchased under the share repurchase authorization will be determined by the company’s management based on market conditions and other factors. The company will only repurchase shares when management believes it would not jeopardize the company’s current credit ratings. In addition, the company only intends to execute buybacks opportunistically in response to what it believes is a significant stock price dislocation. The share repurchase authorization does not obligate the company to acquire any particular amount of common stock, and may be modified, suspended or discontinued at any time or from time to time at the company’s discretion.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

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